Exhibit 99b
Summary of Philip Goulding Stock Unit Employment Inducement Award

Inducement Award - in connection with hiring as Vice President, Strategic Planning, and Chief Commercial Officer, Executive received an employment inducement award of stock units (the "Units") provided for in employment agreement dated as of October 13, 2003

Amount and Timing - 150,000 Units to be granted within 30 days of October 13, 2003

Dividends - on each date Company pays a cash dividend to its stockholders, Executive will be credited with additional Units equal to result of dividing (i) product of Units credited to Executive on dividend record date and per share dividend amount by (ii) per share closing price of Company stock on dividend payment date

Vesting - one-fifth of Units vest on each October 13 of 2004 through 2008; Units also vest on death, disability, termination by Company without cause, termination by Executive following his required relocation, or change in control of Company

Payment - payment of Units made on each vesting date (unless Executive makes a timely election to defer payment), in Company's discretion, in either shares of Company stock equal to number of vested Units or cash equal to product of vested Units and per share closing price of Company stock on applicable vesting date